Exhibit 99.1

Monarch Community Bancorp, Inc. Announces Share Price in Private Placement Equity Offering

COLDWATER, MICHIGAN, June 10, 2013—Monarch Community Bancorp, Inc. (OTCQB:MCBF), the parent company of Monarch Community Bank, announced today that its Board of Directors has set $2.00 per share (on a post-split basis) as the common stock offering price for its previously announced $16.5 million private placement equity offering. On May 7, 2013, the Company announced that it had engaged two well respected investment banking firms to co-lead a private placement equity offering of $16.5 million. The equity offering is conditioned upon Monarch completing a transaction with the U.S. Department of Treasury for the retirement of Monarch’s Capital Purchase Program (CPP) preferred stock and accrued, unpaid interest and dividends, totaling approximately $8.2 million, for the total sum of approximately $4.5 million. The offering is also contingent upon regulatory approvals and other conditions. The securities offered will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. Monarch intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of Monarch, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. Monarch’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of Monarch and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in Monarch’s market areas; Monarch’s implementation of evolving technologies; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts:
Richard J. DeVries, CEO	Rebecca S. Crabill, CFO
(517) 279-3978	(517) 279-3956